AMENDMENT NO. 10 TO MASTER REPURCHASE AGREEMENT

AMENDMENT NO. 10, dated as of March 16, 2009 (this “Amendment”), to that certain Master Repurchase Agreement, dated as of July 29, 2005 (as amended, restated, supplemented or otherwise modified and in effect prior to the date hereof, the “Existing Repurchase Agreement,” and as amended hereby and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and among CAPITAL TRUST, INC. (“CT”), CT RE CDO 2004-1 SUB, LLC (“CDO 2004-1”), CT RE CDO 2005-1 SUB, LLC (“CDO 2005-1”) and CT XLC HOLDING, LLC (“CT XLC”), as sellers (collectively, the “Sellers”) and MORGAN STANLEY BANK, N.A., as buyer (“Buyer”).  Capitalized terms used but not otherwise defined herein shall have the meanings specified therefor in the Repurchase Agreement.

RECITALS

WHEREAS, Sellers and Buyer are parties to the Existing Repurchase Agreement;

WHEREAS, CT is party to that certain Master Repurchase Agreement, dated as of October 24, 2008 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “JPMorgan-A Repurchase Agreement”), by and among CT BSI FUNDING CORP. (“CT BSI”) and CT, as sellers (in such capacity, collectively, the “JPM-A Sellers”) and JPMORGAN CHASE BANK, N.A., as buyer (“JPMorgan”);

WHEREAS, CT is party to that certain Master Repurchase Agreement, dated as of November 21, 2008 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “JPMorgan-B Repurchase Agreement”; together with the JPMorgan-A Repurchase Agreement, collectively, the “JPMorgan Repurchase Agreements”), by and among CT BSI and CT, as sellers (in such capacity, collectively, the “JPM-B Sellers”; together with the JPM-A Sellers, collectively, the “JPM Sellers”) and JPMORGAN CHASE FUNDING INC., as buyer (“JPMorgan Funding”; and together with JPMorgan, collectively, the “JPM Parties”);

WHEREAS, CT is party to that certain Master Repurchase Agreement, dated as of July 30, 2007 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Citigroup Repurchase Agreement,” and together with the Repurchase Agreement and the JPMorgan Repurchase Agreements, the “Senior Secured Facilities”), by and among CT, as seller (the “Citigroup Seller”; and together with Sellers and the JPMorgan Sellers, the “CT Parties”) and CITIGROUP GLOBAL MARKETS INC. and CITIGROUP FINANCIAL PRODUCTS INC., as buyers (collectively, “Citigroup”, and together with Buyer and the JPM Parties, the “Secured Plan Participants”); and

WHEREAS, Sellers and Buyer have agreed, subject to the terms and conditions hereof, that the Existing Repurchase Agreement shall be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Sellers and Buyer agree as follows:

SECTION 1. Amendments to Master Repurchase Agreement.

(a)           Section 2.01 of the Existing Repurchase Agreement is hereby amended by deleting the definitions of “Asset Value”, “Aggregate Margin Maintenance Asset Value”, “Aggregate Margin Maintenance Asset Value Deficiency”, “Installment Date”, “Excluded Transaction Assets”, “Margin Maintenance Asset Value” and “Maximum Concentration Amount” in their entirety.

(b)           Section 2.01 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Maximum Purchase Amount” in its entirety and inserting in lieu thereof the following:

“Maximum Purchase Amount” shall mean, initially, $181,349,964.18, and such “Maximum Purchase Amount” shall be reduced by any payment or prepayment to Buyer on account of the Repurchase Price (excluding payments of Price Differential and Late Fees) of any Transaction Asset.

(c)           Section 2.01 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Income” in its entirety and inserting in lieu thereof the following:

“Income” shall mean, with respect to any Transaction Asset at any time, any Principal Income thereof and all Interest Income thereon.

(d)           Section 2.01 of the Existing Repurchase Agreement is hereby amended by adding at the end of the definition of “Subsidiary” the following:

“Notwithstanding the foregoing, Subsidiary shall not include investment funds managed by Seller or subsidiaries of same or investment funds of which Seller controls the general partner or managing member thereof or subsidiaries of same (except for those investment funds or subsidiaries of same of which Seller directly or indirectly owns at least a majority of the securities or other ownership interests therein).”

(e)           Section 2.01 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Termination Date” in its entirety and inserting in lieu thereof the following:

“Termination Date” shall mean March 16, 2010 or such earlier date on which this Agreement shall terminate in accordance with the provisions thereof or hereof or by operation of law; provided, however, that if the applicable conditions set forth in Section 4.01(a) of this Agreement shall have been satisfied, the Termination Date shall be extended to the applicable date set forth in Section 4.01(a) of this Agreement.

(f)           Section 2.01 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Transaction Documents” in its entirety and inserting in lieu thereof the following:

“Transaction Documents” shall mean, collectively, this Agreement, the related Confirmations, the Servicing Agreement, the Lockbox Account Control Agreement, the Warrant and the Custodial Agreement.

(g)           Section 2.01 of the Existing Repurchase Agreement is hereby amended by inserting the following new definitions in proper alphabetical order:

“Additional Restricted Cash” shall mean, to the extent otherwise constituting Unrestricted Cash, any cash or Cash Equivalent of CT and its Subsidiaries (i) that is required to be trapped pursuant to the other Senior Secured Facilities or the terms of any other loan agreement, repurchase agreement, or other extension of credit, (ii) that is received in anticipation of a disbursement by CT or any of its Subsidiaries to a Person other than CT or any Subsidiary within one (1) Business Day, (iii) that is provided as cash collateral to support letters of credit and bank guarantees, customs and other import duties in the ordinary course of business of CT or any of its Subsidiaries or (iv) that, if distributed or paid, would result in the insolvency of CT.

“Amendment No. 10” shall mean that certain Amendment No. 10 to this Agreement, dated as of March 16, 2009, among Sellers and Buyer.

“Amendment No. 10 Effective Date” shall mean the “Amendment Effective Date”, as defined in Section 2 of Amendment No. 10.

“Bonds” shall mean all Transaction Assets designated as “bonds” in Exhibit G.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (e) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition.

“Citigroup Repurchase Agreement” shall have the meaning specified in Amendment No. 10.

“Collateral” shall have the meaning specified therefor in Section 5.01(d).

“Collateral Value” shall mean, as of any date of determination, in respect of any Transaction Asset, (a) in the case of Bonds, as determined by Buyer in its sole discretion exercised in good faith and (b) in the case of Transaction Assets other than  Bonds, the Initial Value of such Transaction Assets, adjusted by taking into account credit risk (including, without limitation, information relating to the sponsor or tenant for such Transaction Asset or other information relating to the likelihood of payment of such Transaction Asset; any alleged violation of Environmental Laws; any bankruptcy filings, casualty loss, or condemnation affecting or impacting the applicable Underlying Property or Mortgaged Property; any bankruptcy filing or other act of insolvency with respect to any co-participant or any other Person having an interest in such Transaction Asset or any related Underlying Property or Mortgaged Property that is senior to, or pari passu with, the rights of Buyer in such Transaction Asset; any payment of principal and/or interest are more than 60 days past due under any mortgage note affecting the Mortgaged Property or Mortgaged Properties or such Transaction Asset (without giving effect to any waiver by the lender thereunder); any modification of the Underlying Property or Mortgaged Property or to the related loan documents (or any financing senior thereto); any market comparables for the Mortgaged Property or Mortgaged Properties) applicable to such Transaction Asset; but excluding market risk (e.g., interest rate risk) applicable to the Transaction Asset; provided, however, that Buyer may take into account any performance assumptions with respect to such Transaction Asset (including, without limitation: the sponsorship thereof; projections as to default probabilities and estimated losses; changes in the cash flow generated by the Underlying Property or Mortgaged Property; the ultimate collectibility of the Transaction Asset if held to maturity; for assets held or to be held by the Custodian, the failure to deliver the Transaction Asset Documents to the Custodian in accordance with the terms of this Agreement and the Custodial Agreement; whether the Transaction Asset has been released from the possession of the Custodian under the Custodial Agreement to a Seller for a period in excess of twenty (20) calendar days without the consent of Buyer; and a breach of any of the representations and warranties regarding the Transaction Asset contained in Section 7.09), in each case in its sole discretion exercised in good faith; and provided further, that the Collateral Value, without giving effect to such increase, shall in no event exceed one hundred percent (100%) of the outstanding principal balance of the related Transaction Asset.

“CT Cash Account” shall mean one or more deposit accounts established by CT with Merrill Lynch, Pierce, Fenner & Smith Incorporated or Bank of America, N.A.

“Defaulted Collateral Asset” shall mean a Transaction Asset with respect to which (a) a monetary default has occurred or (b) an acceleration or foreclosure (including, in the case of Subordinate Mortgage Loans, Whole Loans, Mezzanine Loans or B Notes, a foreclosure of the Underlying Property or Mortgaged Property) has been declared or commenced, and, in either case, such Transaction has not been returned to performing status within 90 days; provided that Defaulted Collateral Assets shall not include (a) any Bonds, and (b) any Transaction Asset with a Collateral Value or allocated borrowing of zero.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Excess Cash” shall mean an amount, if any, by which Unrestricted Cash exceeds the sum of (a) $25,000,000 and (b) the aggregate amount of Unfunded Commitments.

“Filings” shall have the meaning specified therefor in Section 5.01(e).

“Future Advances” shall mean CT’s commitment to make future advances on Transaction Assets and assets under other Senior Secured Facilities, as detailed in Exhibit G.

“Initial Advance Rate” shall mean, with respect to each Transaction Asset, a rate as specified therefor on Exhibit G hereto.

“Initial LTCV” shall mean the LTCV, calculated as of the Amendment No. 10 Effective Date.

“Initial Mark” shall mean, with respect to each Transaction Asset, a percentage as specified therefor on Exhibit G hereto.

“Initial Value” shall mean, with respect to each Transaction Asset, a value equal to the product of (i) the “Face Amount” for such Transaction Asset as specified therefor on Exhibit G hereto and (ii) the Initial Mark for such Transaction Asset.

“Interest Allocation Percentage” shall mean, initially, 65%, or, if the Termination Date is extended pursuant to Section 4.01 and beginning on the first day after the original Termination Date, such other percentage as agreed to in good faith among Sellers and the Secured Plan Participants, in each case, in their commercially reasonable discretion.

“Interest Income” shall mean, with respect to any Transaction Asset at any time, all interest, dividends or other distributions thereon.

“JPMorgan Account” shall mean the Sellers’ account held with JPMorgan Chase Bank, N.A.

“JPMorgan Repurchase Agreements” shall have the meaning specified therefor in Amendment No. 10.

“Lehman Facility” shall mean that certain Amended and Restated Loan and Security Agreement, dated as of September 10, 2008, between CT, as borrower, and Lehman Commercial Paper Inc. as lender.

“Liquidity” shall mean, on any date of determination, the sum of (A) the consolidated amount of Unrestricted Cash of CT and its Subsidiaries on such date, and (B) the incremental amount of borrowings CT and its Subsidiaries are, as of such date, permitted to borrow pursuant to the terms of existing committed Indebtedness of CT or its Subsidiaries in effect on such date, as to which all conditions precedent have been satisfied and which borrowings do not require the discretionary consent of the applicable lender, counterparty, credit provider or any other Person.

“Lockbox Account” shall mean a Collections Account, subject to a Lockbox Account Control Agreement.

“Lockbox Account Control Agreement” shall mean an account control agreement between a depository bank (acceptable to Buyer in its sole discretion), Sellers and Buyer in respect of the Lockbox Account in form and substance acceptable to Buyer in its sole and absolute discretion.

“LTCV” shall mean, as of any date of determination, the ratio (expressed as a percentage) of the aggregate MRA Obligations to the aggregate Collateral Value of all Transaction Assets.

“Maximum Outstanding Amount” shall mean, for all Transactions, an amount equal to $145,079,971.34; provided that solely for purposes of Section 4.01, the Maximum Outstanding Amount may be adjusted pursuant to Section 4.07(e).

“MRA Obligations” shall mean the aggregate amount of each Seller’s obligations under the Transaction Documents and the Transactions entered into under this Agreement, including, without limitation, each Seller’s obligation to repurchase Transaction Assets at the Repurchase Price, or if such obligation were to be recharacterized as a loan, to repay such loan, and to pay any and all other amounts owing under this Agreement and the other Transaction Documents.

“Minimum Release Price” shall mean, for any Transaction Asset, an amount equal to the greater of (a) the lesser of (i) the Initial Value of such Transaction Asset, (ii) the Collateral Value for such Transaction Asset as of the date that CT notifies Buyer of its intent to sell, dispose, transfer or refinance such Transaction Asset pursuant to a Permitted Disposition, and (iii) 110% of the Repurchase Price of such Transaction Asset and (b) the Repurchase Price.

“Net Proceeds” shall mean, with respect to any Permitted Disposition or the incurrence or issuance of any Indebtedness permitted under Section 8.19 hereof, the aggregate amount of cash received by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only:

(a)           reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions that, in each case, are actually paid at the time of receipt of such cash to a Person that is not a Subsidiary or Affiliate of any of the Sellers or any of their respective Subsidiaries or Affiliates;

(b)           the amount of taxes payable in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other Governmental Authority within 90 days after the date of receipt of such cash; and

(c)           in the case of any Permitted Disposition, the outstanding principal amount of, the premium or penalty, if any, on, and any accrued and unpaid interest on, any Indebtedness (other than Indebtedness under or in respect of the Transaction Documents) that is secured by a Lien on the property and assets subject to such Permitted Disposition and is required to be repaid under the terms of such Indebtedness as a result of such Permitted Disposition, in each case, to the extent that the amounts so deducted are actually paid at the time of receipt of such cash to a Person that is not an Affiliate of any of the Sellers or any of their Affiliates;

provided that, any and all amounts so deducted by any such Person pursuant to clauses (a) through (c) of this definition shall be properly attributable to such transaction or to the property or asset that is the subject thereof; provided, further, that if, at the time any of the taxes referred to in clause (b) are actually paid or otherwise satisfied, and the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement.

“Permitted Disposition” shall mean the sale, transfer, disposition or refinancing of any Transaction Asset by CT in accordance with Section 8.10; provided that (a) the Net Proceeds from such sale, transfer, disposition or refinancing shall be no less than the Minimum Release Price for such Transaction Asset; (b) 100% of the Net Proceeds from such Permitted Disposition is applied pursuant to Section 4.07(a) hereof; (c) any sale, transfer or disposition of Transaction Assets be made to a bona fide third party or, with Buyer’s prior written approval, to an Affiliate of CT; and (d) no Transaction Asset may be refinanced without the prior written approval of Buyer.

“Principal Income” shall mean, with respect to any Transaction Asset at any time, any principal thereon.

“Secured Plan Facilities Obligations” shall mean the sum of the MRA Obligations and the aggregate amount of all obligations owed by CT or any Subsidiary of CT under the JPMorgan Repurchase Agreements and the Citigroup Repurchase Agreement.

“Secured Plan Participants” shall have the meaning specified therefor in the recitals to Amendment No. 10.

“Senior Secured Facilities” shall have the meaning specified therefor in the recitals to Amendment No. 10.

“Senior Unsecured Facility” shall mean that certain Credit Agreement, dated as of March 22, 2007, by and among CT as borrower, WestLB AG, New York Branch, as administrative agent, and the lenders party thereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Senior Unsecured Facility MS Indebtedness” shall mean all Indebtedness from time to time owed by any of the Sellers or any Affiliate of a Seller to Buyer or any Affiliate of Buyer under the Senior Unsecured Facility.

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Transaction Assets or to possess related Servicing Records.

“Unfunded Commitments” shall mean, as of any date, an amount equal to the sum of CT’s unfunded commitments to make Future Advances and meet future capital calls for CT Opportunity Partners I, LP as of such date.

“Unrestricted Cash” shall mean (a) cash and Cash Equivalents that would not appear in the consolidated financial statements of CT, prepared in accordance with GAAP, as a line item on the balance sheet as “restricted cash” or similar caption minus (b) any Additional Restricted Cash.

“Unsecured Lenders” shall mean the lenders party to the Senior Unsecured Facility.

“Valuation Test Date” shall have the meaning specified in Section 3.04.

“Valuation Test Failure” shall have the meaning specified in Section 3.04.

“Valuation Test Period” shall have the meaning specified in Section 3.04.

“Warrant” shall mean that certain Warrant, dated as of March 16, 2009, made by CT in favor of Morgan Stanley Asset Funding Inc.

(h)           Section 3.03(a)(i) of the Existing Repurchase Agreement is hereby amended by deleting the phrase “and to be included in the Aggregate Margin Maintenance Asset Value” therein in its entirety.

(i)          Sections 3.03(a)(ii), 3.03(b), 8.06(c) and 12.13 of the Existing Repurchase Agreement are hereby amended by deleting each use of the term “Asset Value” therein in its entirety and inserting in lieu thereof the term “Collateral Value.”

(j)           Section 3.04 of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“3.04      Margin Maintenance.

On a monthly basis, on the first Business Day of each month beginning on September 1, 2009 (each such date, a “Valuation Test Date”), Buyer will determine the Collateral Value of each Transaction Asset.  If on any Valuation Test Date, the LTCV exceeds 1.15 times the Initial LTCV (a “Valuation Test Failure”), Sellers shall, within five (5) Business Days following such Valuation Test Date, make a prepayment in reduction of the Repurchase Price of such Transaction Asset, such that after giving effect to such prepayment, the LTCV, as re-determined by Buyer, shall not exceed 1.15 times the Initial LTCV.  All prepayments in reduction of such Repurchase Price shall be applied by Buyer in its sole discretion.  If Sellers are not able to cure a Valuation Test Failure within five (5) Business Days after the applicable Valuation Test Date, then Sellers shall cooperate with Buyer to select one or more Transactions Assets to liquidate and will use commercially reasonable efforts, taking into account the rights and interests of Buyer, to expeditiously commence the liquidation process for same.  If the Valuation Test Failure is not cured within 60 days from the initial failure, an Event of Default will occur; provided that if Sellers provide Buyer with a copy of an executed asset sale or refinancing agreement, acceptable to Buyer in its sole discretion, prior to the end of such 60-day period in respect of the selected Transaction Assets, Buyer may, at its option, grant a one-time 15-day extension to cure such Valuation Test Failure (such 60-day period and any 15-day extension, a “Valuation Test Period”).  Notwithstanding the above, in the event that a Transaction Asset becomes a Defaulted Collateral Asset, a Valuation Test will be performed at that time, and the provisions of this Section 3.04 shall apply.”

(k)           Section 3.05 of the Existing Repurchase Agreement is hereby amended by deleting subsection (b) in its entirety and inserting in lieu thereof the following:

“(b)        Reserved.”

(l)           Section 4.01 of the Existing Repurchase Agreement is hereby amended by deleting subsection (a) thereof in its entirety and inserting in lieu thereof the following new subsection (a):

“(a)         Sellers hereby promise to pay in full on the Termination Date, in accordance with the provisions of the definition of Termination Date, the aggregate Repurchase Price with respect to all Transaction Assets then held by Buyer.

(i)           Notwithstanding the foregoing, Sellers may, in their sole discretion by notice to Buyer between 90 and 20 days prior to the originally scheduled Termination Date, extend the Termination Date with respect to all of the Transactions until the first (1st) anniversary of the originally scheduled Termination Date (all of the other terms and conditions of such Transactions remaining the same) provided that the following conditions precedent are satisfied as of the date of the effectiveness of such extension: (1) the MRA Obligations as of the date of such extension are less than or equal to the Maximum Outstanding Amount, (2) no Defaults or Events of Default have occurred and are continuing, or would be caused by such extension under this Agreement and (3) Sellers and the Secured Plan Participants have agreed to a new Interest Allocation Percentage; provided further, that, if conditions (1) through (3) are met and if any extension request is made during a Valuation Test Period, such extension shall be provisionally granted until the end of such Valuation Test Period, and such extension shall be granted only if no Valuation Test Failure exists as of the end of such Valuation Test Period.

(ii)           Notwithstanding the foregoing, if the initial Termination Date shall have been extended pursuant to Section 4.01(a)(i), Sellers may request, between 90 and 20 days prior to the extended Termination Date, and subject to the written approval of Buyer in its sole and absolute discretion given no later than ten (10) days prior to the extended Termination Date (any failure by Buyer to deliver such notice of its approval to an extension to Seller shall be deemed a denial of Seller’s request to extend the Termination Date) provided that in any event, the following conditions precedent are satisfied as of the date of the effectiveness of such second extension: (1) no Defaults or Events of Default have occurred and are continuing, or would be caused by such extension under this Agreement and (2) Sellers and the Secured Plan Participants have agreed to a new Interest Allocation Percentage; provided further, that if conditions (1) and (2) or any other conditions then required by Buyer in its sole discretion (including, without limitation, requirements of additional payments, prepayments, revaluations of Collateral Value for any Transaction Asset or delivery of additional documents) are met and if any extension request is made during a Valuation Test Period, such extension may be provisionally granted by Buyer, in its sole and absolute discretion, until the end of such Valuation Test Period, and such extension may be granted by Buyer, in its sole and absolute discretion, only if no Valuation Test Failure exists as of the end of such Valuation Test Period.”

(m)           Section 4.07 of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“Section 4.07 Income Payments; Excess Cash.

(a)           Principal Income.  Sellers shall cause (1) all Principal Income in respect of the Transaction Assets and (2) 100% of all Net Proceeds in respect of Permitted Dispositions of Transaction Assets, in each case, to be deposited directly in the Lockbox Account.  Such Principal Income shall be applied within one (1) Business Day following receipt by Buyer as follows: (i) first, to remit to Buyer an amount equal to the Price Differential which has accreted and is outstanding in respect of all of the Transaction Assets, (ii) second, to make a payment to Buyer on account of any other amounts (other than Repurchase Price) due and payable to Buyer under the Agreement and the other Transaction Documents, (iii) third, to make a payment to Buyer on account of the Repurchase Price of the Transaction Assets in respect of which such Principal Income is received until the Repurchase Price for each such Transaction Asset has been reduced to zero; (iv) fourth, to make a payment to Buyer on account of the Repurchase Price of all Transaction Assets until the Repurchase Price for all Transaction Assets has been reduced to zero, each such payment to be allocated in Buyer’s sole discretion among those Transaction Assets with respect to which the Repurchase Price has not been reduced to zero; and (v) fifth, to remit to the applicable Seller the remainder.

(b)           Interest Income.  Sellers shall cause all Interest Income in respect of the Transaction Assets to be deposited directly in the Lockbox Account.  Such Interest Income shall be applied monthly by Buyer as follows:

(i) so long as no Event of Default shall have occurred and be continuing, (1) first, to remit to Buyer an amount equal to the Price Differential which has accreted and is outstanding in respect of all of the Transaction Assets, (2) second, to make a payment to Buyer on account of any other amounts (other than Repurchase Price) due and payable to Buyer under the Agreement and the other Transaction Documents, (3) third, to make a payment to Buyer on account of the Repurchase Price of all Transaction Assets, each such payment to be allocated in Buyer’s sole discretion among those Transaction Assets with respect to which the Repurchase Price has not been reduced to zero, in an amount equal to the product of the Interest Allocation Percentage multiplied by the difference between (x) the total Interest Income received by Sellers during such month and (y) the Price Differential otherwise actually paid by Sellers to Buyer during such month, and (4) fourth, to remit to the applicable Seller the remainder; and

(ii) if an Event of Default shall have occurred and be continuing, subject to Section 5.06 hereof, (1) first, to remit to Buyer an amount equal to the Price Differential which has accreted and is outstanding in respect of all of the Transaction Assets, (2) second, to make a payment to Buyer on account of any other amounts (other than Repurchase Price) due and payable to Buyer under the Agreement and the other Transaction Documents, (3) third, to make a payment to Buyer on account of the Repurchase Price of all Transaction Assets until the Repurchase Price for all Transaction Assets has been reduced to zero, each such payment to be allocated in Buyer’s sole discretion among those Transaction Assets with respect to which the Repurchase Price has not been reduced to zero; and (4) fourth, to remit to the applicable Seller the remainder.

(c)           Control Rights.  So long as no Event of Default shall have occurred and be continuing, and subject to the terms of the Transaction Documents and Section 8.25 hereof, each Seller shall retain the right to take all actions under the Transaction Documents and to retain all contact with the relevant Transaction Asset Obligor.

(d)           Excess Cash.  At the end of each calendar quarter, CT shall make a payment to Buyer on account of the Repurchase Price of all Transaction Assets until the Repurchase Price for all Transaction Assets has been reduced to zero, each such payment to be allocated in Buyer’s sole discretion among those Transaction Assets with respect to which the Repurchase Price has not been reduced to zero, in an amount equal to (i) Excess Cash as of the last day of such calendar quarter, multiplied by Buyer’s pro rata share, based on the MRA Obligations at such date, of the aggregate Secured Plan Facilities Obligations as of such date.

(e) Future Advances.  Notwithstanding anything contained herein or in any other Transaction Document to the contrary, as of the Amendment No. 10 Effective Date, Buyer shall have no obligation to make any Future Advances and CT will fund 100% of all Future Advances.  Solely for purposes of Sections 4.01(a)(i)(1) and 4.01(a)(ii)(1) hereof, after each funding of Future Advances in respect of Transaction Assets by CT, the Maximum Outstanding Amount will be increased by an amount equal to the product of: (a) the amount of such Future Advance actually funded by CT, (b) the Initial Mark for the applicable Transaction Asset, (c) the Initial Advance Rate for such Transaction Asset and (d) 50%.”

(n)           Section 5.01(b) of the Existing Repurchase Agreement is hereby amended by inserting the following new subsection in proper numerical order and renumbering subsequent subsections accordingly:

“(vii) the Lockbox Account and all monies from time to time on deposit in the Lockbox Account,”

(o)           Section 5.01 of the Existing Repurchase Agreement is hereby amended by (i) deleting the phrase “any and all MS Indebtedness from time to time outstanding” and inserting in lieu thereof the phrase “any and all MS Indebtedness, other than the Senior Unsecured Facility MS Indebtedness, from time to time outstanding” and (ii) inserting the following new subsections in proper alphabetical order:

“(d)         Without limiting Sections 5.01(a) and (b) hereto, to secure payment of the Repurchase Obligations owing to Buyer, each Seller hereby grants to Buyer a security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, hereinafter referred to as the “Collateral”:

(i)           the Collection Account and all monies from time to time on deposit in the Collection Account;

(ii)          the Lockbox Account and all monies from time to time on deposit in the Lockbox Account,

(iii)         the Transaction Asset Items;

(iv)         any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(v)          each Seller’s right under each Interest Rate Protection Agreements, if any, relating to the Transaction Assets to secure the Repurchase Obligations.

(e)           Buyer’s security interest in the Collateral shall terminate only upon termination of each Seller’s obligations under this Agreement, all Interest Rate Protection Agreements and the documents delivered in connection herewith and therewith.  Upon such termination, Buyer shall deliver to each Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Transaction Assets to the applicable Seller and reconvey the Transaction Asset Items to the applicable Seller and release its security interest in the Collateral.  For purposes of the grant of the security interest pursuant to this Section 5, this Agreement shall be deemed to constitute a security agreement under the Uniform Commercial Code.  Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the Uniform Commercial Code and the other laws of the State of New York.  In furtherance of the foregoing, (a) Buyer, at Sellers’ sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Sellers upon completion thereof, and (b) each Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

(f)           Each Seller acknowledges that it has no right to service the Transaction Assets but only has rights pursuant to Section 12.14, as a party to a Servicing Agreement or any other servicing agreement with respect to the Transaction Assets.  Without limiting the generality of the foregoing and in the event that a Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.”

(p)           Section 5.02 of the Existing Repurchase Agreement is hereby amended by deleting subsection (a) thereof in its entirety and inserting in lieu thereof the following new subsection (a):

“(a)           Each Seller shall undertake, with respect to each Transaction Asset sold to Buyer and deemed to be pledged hereunder as security for a Transaction pursuant to Section 5.01(a) and the other Collateral pledged pursuant to Section 5.01(d), any and all actions deemed necessary by Buyer for the transfer by the relevant Seller to Buyer of a valid ownership interest and the granting of a precautionary first priority security interest, as the case may be, in such Transaction Asset and other Collateral.  Without limiting the generality of the foregoing, each Seller shall take such steps as are necessary for (i) the transfer of a valid ownership interest and the granting and perfection of a precautionary first priority security interest in securities and related Transaction Assets and (ii) the granting and perfection of a first priority security interest in the Collateral.”

(q)           Section 5.03 of the Existing Repurchase Agreement is hereby amended by deleting all references therein to “Transaction Assets” and inserting in lieu thereof the phrase “Transaction Assets and other Collateral.”

(r)           Section 5.06 of the Existing Repurchase Agreement is hereby amended by (i) deleting the reference to “Transaction Asset” in the first sentence thereof and inserting in lieu thereof the phrase “Transaction Asset and other Collateral,” and (ii) by deleting the last sentence thereof in its entirety and inserting in lieu thereof the following:

“For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Transaction Assets and other Collateral.”

(s)           Section 5.07 of the Existing Repurchase Agreement is hereby amended by inserting the following at the end thereof:

“Notwithstanding anything contained herein to the contrary and without limiting the generality of any of the foregoing, if an Event of Default shall occur and be continuing, Buyer may, at its option, notify any bank or other depository institution to liquidate the applicable Collections Account and Lockbox Account maintained or held thereby and remit all funds and proceeds thereof to an account specified by Buyer, for application in accordance with this Agreement.”

(t)           Section 5.10 of the Existing Repurchase Agreement is hereby amended by deleting the reference therein to “Transaction Assets” and inserting in lieu thereof the phrase “Transaction Assets and other Collateral.”

(u)           Section 5.11 of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“5.11       Release of Transaction Assets.  Provided that no Default or Event of Default shall exist (other than a Default or Event of Default that (a) relates solely to the Transaction Assets to be released and (b) will no longer exist after giving effect to such release) and either (x) Seller shall have paid all sums then due under the Transaction relating thereto or (y) Buyer shall have applied 100% of the Net Proceeds from a Permitted Disposition pursuant to Section 4.07(a) hereof, then upon (i) the relevant Seller’s payment in full of the Asset Specific Transaction Balance with respect to a portion of the Transaction Assets or the application of such Net Proceeds pursuant to Section 4.07(a) hereof, and (ii) receipt by Buyer of a written request from such Seller for the release of such Transaction Asset, Buyer shall as soon as practicable release (and Buyer shall reasonably cooperate with such Seller to facilitate reasonable escrow arrangements to facilitate a simultaneous release of) the related Transaction Asset Documents and the related Transaction Asset and any liens related thereto to such Seller or, to the extent necessary to facilitate future savings of mortgage tax in states that impose mortgage taxes, assign such liens as such Seller shall request, provided that any such assignments shall be without expense, recourse, representation or warranty of any kind except that Buyer shall represent and warrant that such Transaction Asset has not been previously assigned by Buyer.  At Sellers’ expense, Buyer shall with reasonable promptness, after a written request from Seller, execute any document or instrument necessary to effectuate such release or assignment.

(v)           Section 5.12 of the Existing Repurchase Agreement is hereby amended by (i) deleting all references therein to “Margin Maintenance Asset Value” and inserting in lieu thereof the term “Collateral Value” and (ii) by deleting all references therein to “Aggregate Margin Maintenance Asset Value” and inserting in lieu thereof the phrase “aggregate Collateral Value of all Transaction Assets.”

(w)           Section 6.02(b) of the Existing Repurchase Agreement is hereby amended by deleting the parenthetical “(in the case of the representations and warranties in Section 7.09, solely with respect to Eligible Transaction Assets included in the Aggregate Margin Maintenance Asset Value)” therein in its entirety and inserting in lieu thereof the following:

“(in the case of the representation and warranties in Section 7.09, solely with respect to Eligible Transaction Assets sold to Buyer in connection with such Transaction)”

(x)          Section 6.02(c) of the Existing Repurchase Agreement is hereby amended by deleting all references therein to “Aggregate Margin Maintenance Asset Value” and inserting in lieu thereof the phrase “aggregate Collateral Value of all Transaction Assets.”

(y)           Section 6.02 of the Existing Repurchase Agreement is hereby amended by inserting the following new subsection (k) in proper alphabetical order:

“(k)         “Initial Advance Rate, Initial Mark, Initial Value.  Buyer shall have determined the Initial Advance Rate, Initial Mark, Initial Value, Purchase Price, Pricing Rate and any other information listed in Exhibit G hereto with respect to such Eligible Transaction Asset and shall have amended Exhibit G to reflect such determinations.”

(z)           Section 7.11 of the Existing Repurchase Agreement is hereby amended by deleting the phrase “relating to the Transaction Assets” therein in its entirety and inserting in lieu thereof “relating to the Transaction Assets and the Collateral”.

(aa)           Section 8.06(d) of the Existing Repurchase Agreement is hereby amended by (i) deleting all references therein to “Margin Maintenance Asset Value” and inserting in lieu thereof the term “Collateral Value” and (ii) by inserting the following new subsections in proper numerical order and renumbering subsequent subsections accordingly:

“(iii)        any default related to any Senior Secured Facility or the Senior Unsecured Facility, (iv) any proposed waiver, extension, amendment, or modification to any Senior Secured Facility or the Senior Unsecured Facility, (v) any new investments made in compliance with Section 8.18 hereof, (vi) any new Indebtedness incurred in compliance with Section 8.19 hereof,”

(bb)         Section 8.10 of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“8.10       Limitation on Liens.  Each Seller will defend the Transaction Assets and the other Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Transaction Assets and the other Collateral, other than the security interests created, or otherwise specifically permitted in writing by Buyer under this Agreement, and each Seller will defend the right, title and interest of Buyer’s in and to any Transaction Asset and any other Collateral against the claims and demands of all persons whomsoever.  A Seller may request from time to time, subject to Buyer’s approval in Buyer’s sole determination, to sell participation interests in its interests in Transaction Assets in connection with a Permitted Disposition, the sale of which participation interests shall be arm’s length transactions and subject to such terms and conditions as Buyer in its sole discretion shall require; provided that Buyer (a) retains an interest in the tranche or participation that is not sold or refinanced pursuant to such Permitted Disposition, subject to the terms of this Agreement or (b) shall maintain a security interest in such tranche or participation that is not sold or refinanced pursuant to such Permitted Disposition; and provided further, that such Seller complies in all respects with the Transaction Asset Document delivery requirements contained in this Agreement and the Custodial Agreement.”

(cc)         Section 8 of the Existing Repurchase Agreement is hereby amended by

(i)           deleting Sections 8.05, 8.11, 8.12, 8.13, 8.16 and 8.17 in their entirety and inserting in lieu thereof the following new Sections in proper numerical order:

“8.05       LTCV.  If at any time there exists a Valuation Test Failure, each Seller shall cure same in accordance with Section 3.04 hereof.

8.11         Limitation on Distributions.  No Seller shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of any Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of any Seller, either directly or indirectly, whether in cash or property or in obligations of any Seller or any of Subsidiary of a Seller, except to the minimum extent required for a Seller to maintain its status as a real estate investment trust and, to the extent permitted, such distribution shall be made in equity in lieu of cash; provided that any Seller may make distributions to CT or any other wholly-owned Subsidiary of CT.

8.12         Reserved.

8.13         Reserved.

8.16         Reserved.

8.17         Reserved.”; and

(ii) by adding the following new sections in proper numerical order:

“8.18        No New Investments.  Without the prior written consent of Buyer, no Seller shall, nor permit any Subsidiary to, originate, acquire or invest in any new stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person except to (a) make co-investments in future funds of which CT (or its Affiliates) is the sponsor or manager, and (b) make protective investments to defend existing Transaction Assets or assets subject to another Senior Secured Facility or that are pledged as collateral security for the Senior Unsecured Facility.  With respect to co-investments, (a) no investments will be permitted in the first six (6) months following the Amendment No. 10 Effective Date, (b) the projected base management fees generated by the proposed future fund over the first 36 months must equal or exceed the co-investment commitment, and (c) the total amount of co-investment capital for all such proposed future funds may not exceed $10,000,000 without the prior written approval of Buyer.  With respect to protective investments made in respect of Transaction Assets or assets subject to another Senior Secured Facility, the amount of each investment may not exceed $5,000,000 per Transaction Asset, transaction or asset.  With respect to protective investments made in respect of assets pledged as collateral security for the Senior Unsecured Facility, the aggregate amount of such investments may not exceed $1,000,000.

8.19          No New Indebtedness.  No Seller shall, nor permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than the Indebtedness already incurred as of the Amendment No. 10 Effective Date; provided, that additional Indebtedness may be incurred by Sellers or any of their Subsidiaries so long as the following conditions are satisfied: (i) to the extent that the Indebtedness is incurred in connection with a Permitted Disposition, the Net Proceeds of such Permitted Disposition are applied in accordance to Section 4.07(a), (ii) to the extent that such new Indebtedness is unsecured (and subordinate to all obligations owed by the applicable Seller under any Secured Plan Facility or the Senior Unsecured Facility) or incurred through the pledge of unencumbered assets, 100% of the Net Proceeds of such Indebtedness are deposited in the CT Cash Account and (iii) to the extent that such new Indebtedness is recourse Indebtedness, only to the extent that it replaces existing recourse Indebtedness or is subordinate to all obligations owed to Buyer (and to the extent such new Indebtedness is not subject to clause (i) above, 100% of the Net Proceeds of such Indebtedness are deposited in the CT Cash Account).

8.20           FY 2009 Compensation.  For all employees of CT and its Subsidiaries, other than the CEO, COO & CFO, total cash compensation (including base salary and bonus), in the aggregate shall not exceed $5.8 million.  Subject to the limitation in the preceding sentence, compensation for individual employees shall be determined by CT in its sole discretion.  For CT’s CEO, COO & CFO, (i) base salaries shall remain the same as in effect in 2008, and (ii) any cash bonus will be approved based upon performance metrics designed to create alignment with the interests of the Secured Plan Participants and the Unsecured Lenders and must be approved by unanimous consent of a committee comprised of (x) a representative selected by the Secured Plan Participants, (y) the administrative agent of the Senior Unsecured Facility and (z) a representative selected by the board of directors of CT.

8.21           Key Man Clause.  John Klopp and/or Stephen Plavin will continue their current employment with their current respective responsibilities throughout the term of this Agreement; provided that if both John Klopp and Stephen Plavin are no longer so employed, replacement(s) acceptable to Buyer in its sole and absolute discretion shall be appointed within 30 days after their departure.

8.22           Liquidity Covenant.  CT shall maintain, at all times, a minimum Liquidity of $7,000,000 in 2009 and $5,000,000 thereafter.

8.23           Additional Reporting; Budgets.  Without duplicating the reports provided under Section 8.01, Sellers will provide Buyer with (a) certified quarterly financial statements and audited annual financial statements prepared in accordance with GAAP, filed within SEC mandated time frames, (b) within thirty (30) Business Days following the end of each calendar month commencing with April 2009, unaudited monthly financial statements, (c) within ten (10) Business Days following the end of each calendar month, reports on asset level performance for each Transaction Asset, and (d) promptly, following any reasonable request therefor, reports of such other information regarding each Seller’s operations, business affairs and financial condition, or compliance with the terms of this Agreement.  Any reports provided above will include, without limitation, details of Sellers’ cash accounts at each quarter end and a schedule of each Seller’s Excess Cash, Unrestricted Cash and Unfunded Commitments.  Sellers agree to provide Buyer with an annual budget no later than 60 days after the end of each fiscal year.

8.24           Bankruptcy.  No Seller will (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Seller or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

8.25           Consent Rights.  No Seller will amend, modify or otherwise agree to any change in the applicable documents for any Transaction Asset, the Underlying Property or other underlying collateral thereunder or the Mortgaged Property thereunder, without the prior written consent of Buyer.

8.26           Amendments.  No Seller shall agree to any amendment or modification to any Senior Secured Facility nor the Senior Unsecured Facility that relates to the subject matter of Amendment No. 10 or would adversely impair the interests Buyer without the prior written consent of Buyer.

8.27           Lockbox Account.  Sellers acknowledge that Buyer shall, until all MRA Obligations are satisfied and this Agreement terminates pursuant to its terms, maintain control over the Lockbox Account subject to the terms of the Lockbox Account Control Agreement.  At Sellers’ expense, Buyer may require that Sellers establish a new Lockbox Account at a depository institution selected by Buyer in its sole discretion and such new Lockbox Account shall be the “Lockbox Account” for all purposes hereunder.

8.28           Lehman Facility.  No Seller shall agree to any amendment or modification to the Lehman Facility without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

8.29           Deposit Accounts.  All deposit accounts (other than (i) the Lockbox Account and (ii) any other deposit accounts specifically relating to the Transaction Assets or any asset or collateral subject to any Senior Secured Facility or the Senior Unsecured Facility) shall be established and maintained with financial institutions that are not Secured Plan Participants nor Unsecured Lenders; provided that the Sellers may maintain the JPMorgan Account so long as (w) no more than $1,000,000 may remain in the JPMorgan Account at any time, (x) no Seller may transfer any funds into the JPMorgan Account from any CT Cash Account, (y) any funds deposited in the JPMorgan Account will be transferred to a CT Cash Account within two (2) Business Days from receipt of such funds in the JPMorgan Account and (z) all funds in the JPMorgan Account will be transferred to a CT Cash Account and the JPMorgan Account will be closed on or before December 31, 2009.  For the avoidance of doubt, the Lockbox Account, any other Collection Account and any other deposit account relating to Transaction Assets may be established and maintained at any financial institution selected by Buyer in its sole discretion.”

(dd)           Section 9 of the Existing Repurchase Agreement is hereby amended by deleting subsection (e) in its entirety and inserting in lieu thereof the following new subsection (e):

“(e)           (i) any Seller shall fail to comply with the requirements of Section 8.03(a), Section 8.04, Section 8.05, Section 8.06, Sections 8.08 through 8.22, or Sections 8.24 through 8.26 hereof, (ii) or any Seller shall otherwise fail to comply with the requirements of Section 8.03 hereof and such default shall continue unremedied for a period of ten (10) Business Days, or (iii) any Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Transaction Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days, or”.

(ee)           Section 9 of the Existing Repurchase Agreement is hereby amended by deleting subsection (l) in its entirety and inserting in lieu thereof the following new subsection (l):

“(l)           any event or condition occurs that results in (i) any obligation or liability of any Seller under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party (other than MS Indebtedness), whether singly or in the aggregate, in excess of $1,000,000 becoming due prior to its scheduled maturity or that enables or permits (after the expiration of all grace or cure periods) the beneficiaries of, the holder or holders of, or any other party to any such indebtedness or contract, or any trustee or agent on its or their behalf, to cause any such obligation or liability to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any monetary default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, credit facility or other obligation of a Seller (other than MS Indebtedness) if the aggregate amount of such credit facility, contract or other obligation in respect of which such monetary default shall have occurred is at least $1,000,000; provided that this Event of Default shall not apply to secured indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such indebtedness, or”

(ff)          Section 12.03(b)(ii) of the Existing Repurchase Agreement is hereby amended by deleting the phrase “with respect to Transaction Asset” in its entirety and inserting in lieu thereof “with respect to Transaction Assets and other Collateral”.

(gg)           Section 12.15 of the Existing Repurchase Agreement is hereby amended by deleting the phrase “Aggregate Margin Maintenance Asset Value under Section 3.04(a) hereof” therein in its entirety and inserting in lieu thereof the term “Collateral Value.”

(hh)         The Existing Repurchase Agreement is hereby amended by inserting Exhibit A attached hereto as a new Exhibit G in proper alphabetical order.

SECTION 2. Agreement.  Each Seller hereby agrees that, as of the date hereof, no additional Transactions shall be permitted under the Repurchase Agreement.

SECTION 3. Conditions Precedent.  This Amendment shall become effective on the date (the “Amendment Effective Date”) on which (1) all the representations and warranties made by Sellers in this Amendment are true and correct and (2) Buyer shall have received:

(a)           this Amendment, executed and delivered by a duly authorized officer of each of Sellers and Buyer;

(b)           a payment to Buyer on account of the Repurchase Price of all Transaction Assets, such payment to be allocated in Buyer’s sole discretion among the Transaction Assets, in an amount equal to $5,440,498.93;

(c)           evidence satisfactory to Buyer in its sole discretion that the Lockbox Account has been established with a depository bank acceptable to Buyer in its sole discretion;

(d)           the initial Lockbox Account Control Agreement, executed and delivered by a duly authorized officer of the parties thereto;

(e)           the Warrant, executed and delivered by a duly authorized officer of CT;

(f)           legal opinions from counsel to the Sellers dated as of the date hereof addressed to Buyers and its successors and assigns (i) as to the enforceability of the Repurchase Agreement, as amended by this Amendment, and (ii) as to each Seller’s authority to execute, deliver and perform its obligations under the Repurchase Agreement as amended hereby, in each case, in form and substance acceptable to Buyer in its reasonable discretion;

(g)           evidence, satisfactory to the Buyer in its sole discretion, of the payment in full of all obligations owed by any Seller under, and the termination of, the credit facilities identified on Schedule I hereto;

(h)          a copy of an amendment to the Senior Unsecured Facility, executed and delivered by a duly authorized officer of the parties thereto, in form and substance acceptable to Buyer in its sole discretion; and

(i)           for the account of Buyer, payment and reimbursement for all of Buyer’s corresponding costs and expenses incurred in connection with this Amendment, all prior amendments and modifications to the Repurchase Agreement, any other documents prepared in connection herewith and therewith and the transactions contemplated hereby and thereby.

SECTION 4. Representations and Warranties.  On and as of the date first above written, each of Sellers hereby represents and warrants to Buyer that (a) it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, (b) after giving effect to this Amendment, no Default or Event of Default under the Repurchase Agreement has occurred and is continuing, and (c) after giving effect to this Amendment, the representations and warranties contained in Section 7 of the Repurchase Agreement are true and correct in all material respects as though made on such date (except for any such representation or warranty that by its terms refers to a specific date other than the date first above written, in which case it shall be true and correct in all material respects as of such other date).

SECTION 5. General Release.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller, for: (i) itself, (ii) any parent or Subsidiary thereof, and (iii) the respective partners, officers, directors, shareholders, successors and assigns of all of the foregoing persons and entities,

(a)           hereby releases and forever discharges Buyer and each of its subsidiaries, affiliates, its past, present and future officers, directors, agents, employees, partners, managers, shareholders, servants, attorneys and representatives, as well as their, successors, assigns, their respective heirs, legal representatives, legatees, predecessors-in-interest, successors and assigns, of and from any and all actions, claims, demands, damages, debts, suits, contracts, agreements, losses, liabilities, indebtedness, causes of action either at law or in equity, obligations of whatever kind or nature, accounts, defenses, and offsets against liabilities and obligations, whether known or unknown, direct or indirect, new or existing, by reason of any matter, cause or thing whatsoever occurring on or prior to the date hereof arising out of or relating to any matter or thing whatever, including without limitation, such claims and defenses as fraud, misrepresentation, breach of duty, mistake, duress, usury, claims pertaining to so-called “lender liability,” and claims pertaining to creditor’s rights, which such party ever had, now has, or might hereafter have against the other, jointly or severally, for or by reason of any matter, act, omission, cause or thing whatsoever occurring, on or prior to the date of this Amendment, that is related to, in whole or in part, directly or indirectly, the Transactions, the Repurchase Agreement, the Transaction Documents and this Amendment; and

(b)           warrants, represents and acknowledges that it has no defenses to the payment of, nor any right to set off against, all or any of the MRA Obligations set forth in the Transaction Documents, nor any counterclaims or other rights of action against Buyer of any kind whatsoever, including, without limitation, any right to contest any of the following: the enforceability, applicability or validity of any provisions of the Transaction Documents, Buyer’s right to all proceeds of the Transaction Assets, the existence, validity, enforceability, or perfection of any security interest or mortgage in favor of Buyer, the conduct of Buyer in administering the Transaction Documents and any legal fees and expenses incurred by the Buyer under the Repurchase Agreement, the other Transaction Documents or this Amendment.

SECTION 6. Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date, all references in the Repurchase Agreement to the “Transaction Documents” shall be deemed to include, in any event, this Amendment.  Each reference to Repurchase Agreement in any of the Transaction Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby.

SECTION 7. Override Provision.  Notwithstanding any provision in the Repurchase Agreement to the contrary, which are hereby pro tanto superseded and modified or replaced mutatis mutandis to the extent of any inconsistency, the provisions in this Amendment shall apply from and after the date hereof.

SECTION 8. Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 9. GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

CAPITAL TRUST, INC.

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

CT RE CDO 2004-1 SUB, LLC

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

CT RE CDO 2005-1 SUB, LLC

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

CT XLC HOLDING, LLC

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

Signature Page to Amendment No. 10 to Master Repurchase Agreement

MORGAN STANLEY BANK, N.A.

By:	/s/ Cynthia Eckes
Name: Cynthia Eckes
Title: Authorized Signatory

Signature Page to Amendment No. 10 to Master Repurchase Agreement

Schedule I

Closeout Facilities

1.           Amended and Restated Master Repurchase Agreement, dated as of August 15, 2006, between Capital Trust, as seller, and Goldman Sachs Mortgage Company (“Goldman”), as buyer, as supplemented by that certain Amended and Restated Annex I to Amended and Restated Master Repurchase Agreement, dated as of October 30, 2007.

2.           Master Repurchase Agreement, dated as of October 30, 2007, between Capital Trust, as seller, and Goldman, as buyer, as supplemented by that certain Annex I to Master Repurchase Agreement, dated as of October 30, 2007.

Schedule I